UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2017

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01. As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Diversified Property Fund Inc. and its consolidated subsidiaries and partnerships, except where the context otherwise requires.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Senior Mortgage Financing
On January 10, 2017, (the "Effective Date") we entered into a senior mortgage floating rate non-amortizing loan with New York Life Insurance Company (the "3 Second Street Mortgage Note"). The $146.6 million 3 Second Street Mortgage Note is secured by one office property, formerly known as Harborside, in our Northern New Jersey market. We received proceeds of $127.0 million on the Effective Date, and we can request the remaining proceeds anytime after the Effective Date but prior to October 10, 2019 as reimbursement for certain approved capital expenditures, tenant improvement costs and leasing commissions. The 3 Second Street Mortgage Note matures in January 2020 and includes two one-year extension options subject to certain provisions. The 3 Second Street Mortgage Note interest rate is based upon LIBOR plus a margin ranging from 2.00% to 2.25%. The 3 Second Street Mortgage Note contains certain restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrowers.
Repayment
The 3 Second Street Mortgage Note permits voluntary prepayment of the loan on or after August 10, 2017 subject to (i) payment of applicable LIBOR breakage fees and (ii) payment of the applicable prepayment premium if prepaid on or prior to January 10, 2018, which is between 0.0% and 2.25% of the principal amount prepaid depending on the amount of time that has lapsed between August 10, 2017 and the date of the voluntary prepayment.
LIBOR Rate Cap
On January 9, 2017, pursuant to the 3 Second Street Mortgage Note, we entered into an interest rate protection agreement with a notional amount of $146.6 million and a LIBOR strike rate of 3.0% with the Commonwealth Bank of Australia (the "LIBOR Rate Cap"). The LIBOR Rate Cap expires on January 10, 2019.
Use of Proceeds
The initial proceeds of $127.0 million from the 3 Second Street Mortgage Note will be used (i) to repay the Eastern Retail Portfolio Mortgage Note (as defined below) and (ii) for general corporate purposes.
Item 8.01 Other Events
Borrowing Activities
On January 10, 2017, we repaid a $110.0 million mortgage note borrowing secured by three retail properties (the "Eastern Retail Portfolio Mortgage Note") in full prior to its scheduled maturity within the open prepayment period using proceeds from the 3 Second Street Mortgage Note. The Eastern Retail Portfolio Mortgage Note had an interest rate of 5.51% and a maturity date of June 11, 2017.
After giving effect to the following borrowing transactions that occurred subsequent to September 30, 2016, our total weighted average interest rate remains unchanged at 3.2%:
•repayment of the Eastern Retail Portfolio Mortgage Note;
•issuance of the 3 Second Street Mortgage Note;

•
expiration of six interest rate swaps with a total notional amount of $200.0 million designated as cash flow hedges with a weighted average strike rate of 0.64% replaced by four interest rate swaps with a total notional amount of $200.0 million designated as cash flow hedges with a weighted average strike rate of 1.93%;

•	repayment of a $22.7 million mortgage note secured by an industrial property in our Dallas, TX market, with an interest rate of 5.57% and a maturity date of January 8, 2017;

•	repayment of a $21.5 million mortgage note secured by a retail property in our San Antonio, TX market, with an interest rate of 5.46% and a maturity date of February 8, 2017; and

•
an increase in the outstanding principal amount under the senior unsecured term loan from $150 million to $275 million pursuant to Section 2.15(a) of the Amended and Restated Credit and Term Loan Agreement,

dated as of January 13, 2015 as amended from time to time among us, a syndicate of lenders and led by Bank of America, N.A., as Administrative Agent.
Furthermore, our floating rate borrowings as a percentage of our total borrowings increased from 34% to 49% and our contractual debt maturities for the year ended December 31, 2017 decreased from approximately $205.0 million to approximately $50.8 million after these transactions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
January 13, 2017
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer